Consolidated Water Reports Second Quarter 2022 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, August 11, 2022 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the second quarter ended June 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Second Quarter 2022 Financial Highlights

●	Total revenue increased 26% to $21.1 million.
●	Retail revenue increased 15% to $6.5 million.
●	Bulk revenue increased 26% to $8.4 million.
●	Services revenue increased 34% to $5.1 million.
●	Manufacturing revenue increased to $1.1 million.
●	Net income from continuing operations attributable to company stockholders was $2.7 million or $0.18 per share.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis), totaling $1.3 million in dividends in the second quarter of 2022.
●	As of June 30, 2022, cash and cash equivalents totaled $49.1 million, up $5.9 million from $43.1 million as of March 31, 2022, with working capital at $71.6 million, debt of only $0.3 million, and stockholders’ equity totaling $159.4 million.

Second Quarter 2022 Operational Highlights

●	Entered into an $82 million agreement (through PERC Water Corporation) to construct and commission a four million gallon per day advanced wastewater treatment facility for Liberty Utilities in Goodyear, Arizona.
●	Won desalination plant design, build and operate project in the Cayman Islands amounting to approximately $20 million in revenue backlog.

Management Commentary

“In Q2, we showed strong sales improvements across three of our business segments,” stated Consolidated Water CEO, Rick McTaggart. “As a result, our total revenue increased 26% to $21.1 million.

“Our retail segment's results so far this year have been encouraging and based on recent government data we believe tourism arrivals to Grand Cayman could eventually double from current levels to reach pre-pandemic levels.

“During the quarter, we announced two major contract wins. The first project announced was a 10-year, 2.64 million gallon per day seawater desalination plant contract with the Water Authority of the Cayman Islands, where we have been engaged to design, build, sell and subsequently operate a desalination plant in George Town on Grand Cayman. We commenced the permitting and design phase for this plant during this past quarter, and we expect to complete the construction of the plant and begin operations by the fourth quarter of 2023.

“We believe our in-house manufacturing capabilities at Aerex provided us a competitive advantage in winning the seawater desalination plant design, build and operate project in the Cayman Islands. Since 1973, our cost-effective water supply solutions have supported the growth and development of Grand Cayman by supplying safe and affordable potable water to residents and visitors.

“The second project we announced was through our subsidiary, PERC Water Corporation, to construct and commission a four million gallon per day advanced wastewater treatment facility for Liberty Utilities in Goodyear, Arizona. Our fees for the project are expected to total approximately $82 million, with the facility planned to be operational in December 2023 and fully completed by the end of the second quarter of 2024. Construction of this important project has already commenced and will begin to generate significant revenue beginning next quarter.

“With respect to our canceled Rosarito project, the Baja California, Mexico government confirmed publicly that we recently began discussions with the State to potentially resolve the issues related to the cancellation by the government of the project as well as potentially addressing the State’s acute water shortage issues. We cannot presently determine the outcome of the discussions and we have not terminated our efforts to obtain relief through the international arbitration process as a result of these discussions.

“Looking ahead, we see many positive factors driving continued growth in 2022. In addition to the further diminishing effects of the pandemic and the continuing return of tourism in Grand Cayman, we are also seeing increased project bidding activity in the United States and the Caribbean. It has been widely reported that the situation in the Colorado River basin is dire and this is driving water utilities and agricultural users in PERC’s service area to implement extraordinary measures to meet their water demands. All of these factors and trends will continue to drive growth across all of our business segments in the remainder of this year and beyond.”

Second Quarter 2022 Financial Summary

Revenue for the second quarter of 2022 was $21.1 million, up 26% compared to $16.7 million in the same year-ago period. The increase was primarily driven by increases of $852,000 in the retail segment, $1.7 million in the bulk segment, $1.3 million in the services segment and $510,000 in the manufacturing segment.

The increase in retail revenue reflects an 8% increase in the volume of water sold. The retail revenue also increased as a result of higher energy costs that increased the energy pass-through component of the company’s water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was attributable to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates.

The increase in services segment revenue was due to increases in both plant design and construction revenue and operating and maintenance revenue. The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the second quarter of 2022 was $7.5 million or 35.5% of total revenue, up 23% from $6.1 million or 36.3% of total revenue for the same year-ago period.

Net income from continuing operations attributable to Consolidated Water stockholders for the second quarter of 2022 was $2.7 million or $0.18 per basic and diluted share, compared to net loss of $1.5 million or $(0.10) per basic and diluted share for the same year-ago period.

Net income attributable to Consolidated Water stockholders for the second quarter of 2022, which includes the results of discontinued operations, was $2.3 million or $0.15 per basic and fully diluted share, up from net loss of $1.7 million or $(0.11) per basic and fully diluted share for the same year-ago period.

Cash and cash equivalents totaled $49.1 million as of June 30, 2022, as compared to $43.1 million as of March 31, 2022. The increase was due to cash generated from operating activities.

First Half 2022 Financial Summary

Revenue for the first half of 2022 was $40.6 million, up 20% compared to $33.8 million in the same year-ago period. The increase was primarily driven by increases of $1.5 million in the retail segment, $2.8 million in the bulk segment, $2.5 million in the services segment and $55,000 in the manufacturing segment.

Retail revenue increased primarily due to an 8% increase in the volume of water sold. The retail revenue also increased as a result of higher energy costs that increased the energy pass-through component of the company’s water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was due to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates and, to a lesser extent, an increase of 4% in the volume of water sold by CW-Bahamas.

The increase in services segment revenue was due to increases in both plant design and construction revenue and operating and maintenance revenue.

The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the first half of 2022 was $14.6 million or 36.0% of total revenue, up 20% from $12.2 million or 36.1% of total revenue in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first half of 2022 was $5.0 million or $0.33 per basic and diluted share, compared to net loss of $212,000 or $(0.01) per diluted share in the same year-ago period.

Net income attributable to Consolidated Water stockholders for the half of 2022, which includes the results of discontinued operations, was $4.0 million or $0.26 per fully diluted share, up from net loss of $676,000 or $(0.04) per fully diluted share in the same year-ago period.

Second Quarter Segment Results

	Three Months Ended June 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,526,803	$8,423,749	$5,055,483	$1,061,092	$21,067,127
Cost of revenue	3,118,411	5,647,583	3,865,867	959,769	13,591,630
Gross profit	3,408,392	2,776,166	1,189,616	101,323	7,475,497
General and administrative expenses	3,345,109	404,072	838,040	339,470	4,926,691
Gain on asset dispositions and impairments, net	1,200	—	4,080	—	5,280
Income (loss) from operations	$64,483	$2,372,094	$355,656	$(238,147)	2,554,086
Other income, net					397,982
Income before income taxes					2,952,068
Income tax provision					10,152
Net income from continuing operations					2,941,916
Income from continuing operations attributable to non-controlling interests					232,197
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,709,719
Loss from discontinued operations					(419,833)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$2,289,886

	Three Months Ended June 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,674,790	$6,711,971	$3,763,239	$551,524	$16,701,524
Cost of revenue	2,781,909	4,386,794	2,878,409	589,559	10,636,671
Gross profit	2,892,881	2,325,177	884,830	(38,035)	6,064,853
General and administrative expenses	3,318,473	303,856	671,585	430,390	4,724,304
Gain (loss) on asset dispositions and impairments, net	3,360	—	—	(2,900,000)	(2,896,640)
Income (loss) from operations	$(422,232)	$2,021,321	$213,245	$(3,368,425)	(1,556,091)
Other income, net					233,114
Loss before income taxes					(1,322,977)
Income tax benefit					(6,845)
Net loss from continuing operations					(1,316,132)
Income attributable to non-controlling interests					197,138
Net loss from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					(1,513,270)
Loss from discontinued operations					(151,379)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(1,664,649)

First Half Segment Results

	Six Months Ended June 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$12,840,003	$15,774,393	$9,799,303	$2,211,333	$40,625,032
Cost of revenue	6,172,151	10,334,702	7,515,047	1,981,871	26,003,771
Gross profit	6,667,852	5,439,691	2,284,256	229,462	14,621,261
General and administrative expenses	6,795,515	714,375	1,618,014	664,904	9,792,808
Gain on asset dispositions and impairments, net	1,200	—	16,538	—	17,738
Income (loss) from operations	$(126,463)	$4,725,316	$682,780	$(435,442)	4,846,191
Other income, net					717,709
Income before income taxes					5,563,900
Income tax provision					56,425
Net income from continuing operations					5,507,475
Income from continuing operations attributable to non-controlling interests					473,627
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,033,848
Loss from discontinued operations					(1,027,147)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,006,701

	Six Months Ended June 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$11,386,095	$12,957,941	$7,304,085	$2,156,720	$33,804,841
Cost of revenue	5,489,903	8,541,947	5,600,337	1,981,291	21,613,478
Gross profit	5,896,192	4,415,994	1,703,748	175,429	12,191,363
General and administrative expenses	6,689,483	681,359	1,393,605	724,343	9,488,790
Gain (loss) on asset dispositions and impairments, net	(246,640)	1,500	(433)	(2,900,000)	(3,145,573)
Income (loss) from operations	$(1,039,931)	$3,736,135	$309,710	$(3,448,914)	(443,000)
Other income, net					547,722
Income before income taxes					104,722
Income tax benefit					(9,505)
Net income from continuing operations					114,227
Income from continuing operations attributable to non-controlling interests					325,931
Net loss from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					(211,704)
Loss from discontinued operations					(464,173)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(675,877)

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Friday, August 12, 2022

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 1591128

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 19, 2022, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 1591128

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
dsasnett@cwco.com

Investor Relations Contact
Ron Both or Justin Lumley
CMA
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$49,093,162	$40,358,059
Certificate of deposit	2,518,493	2,500,000
Accounts receivable, net	22,680,801	27,349,307
Inventory	3,565,223	2,504,832
Prepaid expenses and other current assets	3,988,445	2,558,822
Contract assets	1,098,240	489,961
Current assets of discontinued operations	413,187	1,173,741
Total current assets	83,357,551	76,934,722
Property, plant and equipment, net	50,938,339	52,946,539
Construction in progress	2,034,413	710,863
Inventory, noncurrent	4,933,103	4,733,010
Investment in OC-BVI	1,512,747	1,715,905
Goodwill	10,425,013	10,425,013
Intangible assets, net	3,106,667	3,401,666
Operating lease right-of-use assets	2,298,165	2,681,137
Net asset arising from put/call options	404,000	128,000
Other assets	2,430,208	2,204,013
Long-term assets of discontinued operations	21,141,805	21,146,186
Total assets	$182,582,011	$177,027,054

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$4,049,709	$2,831,925
Accounts payable - related parties	766,775	163,947
Accrued compensation	1,238,127	1,435,542
Dividends payable	1,325,011	1,320,572
Current maturities of operating leases	563,643	592,336
Current portion of long-term debt	85,533	62,489
Contract liabilities	3,225,682	513,878
Deferred revenue	344,539	583,646
Current liabilities of discontinued operations	193,062	182,322
Total current liabilities	11,792,081	7,686,657
Long-term debt, noncurrent	166,272	152,038
Deferred tax liabilities	1,155,362	1,236,723
Noncurrent operating leases	1,850,860	2,137,394
Other liabilities	141,000	141,000
Long-term liabilities of discontinued operations	2,921	7,819
Total liabilities	15,108,496	11,361,631
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 38,239 and 28,635 shares, respectively	22,943	17,181
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,285,523 and 15,243,693 shares, respectively	9,171,314	9,146,216
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	88,178,390	87,812,432
Retained earnings	62,004,903	60,603,056
Total Consolidated Water Co. Ltd. stockholders' equity	159,377,550	157,578,885
Non-controlling interests	8,095,965	8,086,538
Total equity	167,473,515	165,665,423
Total liabilities and equity	$182,582,011	$177,027,054

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$21,067,127	$16,701,524	$40,625,032	$33,804,841
Cost of revenue (including purchases from related parties of $640,937 and $129,401 for the three months ended, and $1,480,369 and $285,383 for the six months ended, June 30, 2022 and 2021, respectively)	13,591,630	10,636,671	26,003,771	21,613,478
Gross profit	7,475,497	6,064,853	14,621,261	12,191,363
General and administrative expenses (including purchases from related parties of $24,231 and $24,299 for the three months ended, and $48,462 and $28,728 for the six months ended, June 30, 2022 and 2021, respectively)	4,926,691	4,724,304	9,792,808	9,488,790
Gain (loss) on asset dispositions and impairments, net	5,280	(2,896,640)	17,738	(3,145,573)
Income (loss) from operations	2,554,086	(1,556,091)	4,846,191	(443,000)

Other income (expense):
Interest income	110,916	174,645	291,603	335,009
Interest expense	(2,724)	(2,638)	(6,805)	(5,498)
Profit-sharing income from OC-BVI	8,100	4,050	18,225	10,125
Equity in the earnings of OC-BVI	19,551	10,726	51,317	26,506
Net unrealized gain on put/call options	201,000	31,000	276,000	162,000
Other	61,139	15,331	87,369	19,580
Other income, net	397,982	233,114	717,709	547,722
Income (loss) before income taxes	2,952,068	(1,322,977)	5,563,900	104,722
Income tax provision (benefit)	10,152	(6,845)	56,425	(9,505)
Net income (loss) from continuing operations	2,941,916	(1,316,132)	5,507,475	114,227
Income from continuing operations attributable to non-controlling interests	232,197	197,138	473,627	325,931
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	2,709,719	(1,513,270)	5,033,848	(211,704)
Loss from discontinued operations	(419,833)	(151,379)	(1,027,147)	(464,173)
Net income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$2,289,886	$(1,664,649)	$4,006,701	$(675,877)

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.18	$(0.10)	$0.33	$(0.01)
Discontinued operations	(0.03)	(0.01)	(0.07)	(0.03)
Basic earnings (loss) per share	$0.15	$(0.11)	$0.26	$(0.04)

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.18	$(0.10)	$0.33	$(0.01)
Discontinued operations	(0.03)	(0.01)	(0.07)	(0.03)
Diluted earnings (loss) per share	$0.15	$(0.11)	$0.26	$(0.04)

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.26	$0.26

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,285,523	15,201,682	15,285,523	15,201,571
Diluted earnings per share	15,436,421	15,201,682	15,435,956	15,201,571